Exhibit 10.4

The Proxy Agreement

This Proxy Agreement (the “Agreement”) is made as of _November 8__, 2019 in Changzhou City, the People’s Republic of China by and among:

Party A:	Changzhou Jiekai New Energy Technology Co., Ltd. (the “Trustee”),a wholly foreign-owned company established and validly existing under the laws of China, with its address at Room A507, Science and Technology Industry Building, Jiangsu Research Institute, Dalian University of Technology, Changzhou Science and Education Town, No. 18, Changwu Central Road, Wujin District, Changzhou;

Party B	(including the following parties who are Party C’s shareholders, collectively the “Principals” or individually the “Principal”):

No.	Shareholder	ID Card Number/Unified Social Credit Code	Address	Ratio of Shareholding
1	Ye Jianhui	441623198708162758	No. 5 Shuikou Team, Dongkeng Village, Longjie Town, Lianping County, Guangdong Province	28.716%
2	Chen Henglong	320402196304045010	Room 201, Unit C, Building 177, Cuizhu New Village, Tianning District, Changzhou City, Jiangsu Province	15.907%
3	Xinyu Xingcaitong Growth 2 Investment Partnership, LLP	91360502MA36UM6181	Room 906, New Economic Building, No. 21 Kangtai Road, Yushui District, Xinyu City, Jiangxi Province	9.930%

4	Xinyu Xingcaitong Growth 1 Investment Partnership, LLP	91360502MA3644DE89	Room 201, No. 42 North Laodong Road, Yushui District, Xinyu City, Jiangxi Province	6.876%
5	Yao Ting	32118219820626002X	Room 301, Building 9, Lijing Garden, Yangzhong City, Jiangsu Province	6.710%
6	Xu Huajian	330106196602194015	Room 1502, Unit 3, Building 13, Wenjin Yuan, Xihu District, Hangzhou City	6.000%
7	Jin Peiyao	310110198302081043	Room 602, No. 1 Lane 138, Nandan Road, Xuhui District, Shanghai City	5.059%
8	Hu Wenbin	320421197403044738	Room 102, Building 79-11, Qingliang New Village, Tianning District, Changzhou City, Jiangsu Province	4.800%
9	Zhong Lina	330381198304191422	No. 52 South Xunhe Road, Baotian, Tangxia Town, Ruian City, Zhejiang Province	4.500%

10	Lu Xiaohai	332602197609065812	No. 3-15 Fangjialong Village, Datian Street, Linhai City, Zhejiang Province	4.180%
11	Liu Yihan	320483199905045229	No. 10 Dafentou, Xiliutang Village, Hengshanqiao Town, Wujin District, Changzhou City, Jiangsu Province	4.000%
12	Xie Yanhong	332602197905261009	No. 2-6 Badie Village, Yongfeng Town, Linhai City, Zhejiang Province	1.821%
13	Chen Yanwen	34230119621023106X	Room 201, Building 1, No. 22 Nongke Alley, Langya District, Chuzhou City, Anhui Province	1.500%

Party C:	Jiangsu Baozhe Electric Technologies Co., Ltd., a limited liability company established and validly existing under the laws of China, with its address at Room A508, Science and Technology Industry Building, Jiangsu Research Institute, Dalian University of Technology, Changzhou Science and Education Town, No. 18, Changwu Central Road, Wujin District, Changzhou.

For the purpose of the Agreement, the Trustee, the Principals and Party C are individually referred to as a “Party” and collectively the “Parties”.

Whereas:

1.	The Principal is a citizen or enterprise of the People’s Republic of China and the Principals together own 100% of the equity of Party C as of the date hereof.

2.	Party C is a limited liability company incorporated in China and agrees that Party B may authorize Party A to exercise the shareholder’s voting right on behalf of Party B;

3.	The Trustee is a wholly foreign-owned enterprise registered in China;

4.	The Trustee, the Principals and/or Party C have entered into the Exclusive Management Consulting and Technical Service Agreement, Exclusive call Option Agreement, Equity Pledge Agreement and other agreements, and in order to guarantee the Principals’ due performance of their obligations under such agreements, the Principals agree to authorize the Trustee to exercise the shareholder’s voting right they have in Party C.

After consultation, the Parties agree as follows:

1.	Authorization and Authority

The Principals irrevocably authorize the person designated by the Trustee from time to time (such as the Trustee’s director or his successor or the Trustee’s liquidator) as their agent to exclusively exercise the shareholder’s voting right the Principals have in Party C in accordance with laws and Party C’s articles of association, including without limitation:

a)	convening, holding and attending Party C’s meetings of shareholders on behalf of the Principals;
b)	proposing a motion to Party C’s meeting of shareholders on behalf of the Principals;
c)	voting on matters (including without limitation election or removal of directors and supervisors) deliberated at Party C’s meetings of shareholders;
d)	signing the minutes of Party C’s meetings of shareholders;
e)	exercising other voting rights of shareholders under Party C’s articles of association;
f)	submitting in the capacity of the authorized (shareholders’) representative of the Principals relevant documents to relevant industrial and commercial registration authority or other competent governmental department to fulfill or guarantee the purpose of the Agreement;
g)	executing any equity transfer agreement or other relevant documents and going through any government approval, registration, filing or other procedures on behalf of the Principals so as to effect the equity transfer under the Exclusive call Option Agreement.

2.	Term

The Agreement shall maintain in effect for a term of twenty years unless terminated early in pursuance of the Agreement or other agreements between the Parties.

Unless otherwise notified by the Trustee in writing, the Agreement shall be automatically extended upon the expiry of the term mentioned above until the expiry of the operating period of the Trustee or Party C.

Unless otherwise provided by laws or the Agreement, both the Trustee and Party C shall have no right to terminate the Agreement.

3.	Issuance of Power of Attorney

Upon the Principals’ request, the Trustee is obliged to issue a power of attorney to the person designated by the Principals from time to time so that such person may exercise the Trustee’s rights hereunder on behalf of the Principals.

If the Trustee withdraws the designation of such person, the Principals shall also promptly revoke the power of attorney issued to such person and issue a power of attorney to the person re-designated by the Trustee.

4.	Principals’ Warranties

The Principals irrevocably undertake that during the term of the Agreement, it recognizes and accepts any legal consequence arising from the act of agency of the Trustee (or the person designated by it) and is willing to bear corresponding legal liability.

The Principals agree that the shareholder’s voting right gained by the Trustee hereunder shall not be suspended or jeopardized by any legal proceedings instituted by the Principals or any other person. The Principals warrant to the Trustee that they have made all proper arrangements and executed all necessary documents to ensure that their successors, guardians, creditors, spouses and other third parties will not adversely affect or prevent the performance of the Agreement by reason of their death, loss of legal capacity, bankruptcy, divorce or any other circumstance.

The Principals irrevocably and unconditionally undertake to compensate the Trustee (or the person designated by it) in time and in full for all losses resulting from any litigation, claims, charges, expenses and liabilities incurred by the Trustee (or the person designated by it) by reason of the exercise or intended exercise of the authority granted hereunder.

5.	Liability for Breach

The Principals warrant that they will comply with and perform all obligations hereunder; in case of any breach, the Principals shall indemnify for all losses incurred by the Trustee.

6.	Duty of Confidentiality

The Parties acknowledge and determine that the existence of the Agreement, the content of the Agreement and any oral or written information mutually exchanged for the preparation or performance of the Agreement shall be deemed as confidential information. The Parties shall keep confidential all such confidential information, and neither Party shall disclose any confidential information to any third party without the written consent of the other Parties except the information that: (a) has or will become public knowledge (unless it is disclosed to the public by the Party receiving the confidential information arbitrarily); (b) is required to be disclosed in accordance with applicable laws and regulations, rules of stock exchange, or orders of government departments or courts; or (c) is required to be disclosed in respect of transactions contemplated hereby by any Party to its shareholders, investors, legal or financial consultants, who shall also comply with the duty of confidentiality similar to this provision. If any of the working personnel of, or institutions engaged by, any Party discloses any confidential information, such Party shall be deemed to have disclosed the same and shall bear the liability for breach in accordance with the Agreement. This provision shall survive the termination of the Agreement for whatever reason.

7.	Governing Law and Dispute Resolution

1)	The execution, effect, construction, performance, modification and termination of, and the resolution of disputes arising from or relating to, the Agreement shall be governed by laws of the People’s Republic of China.

2)	Any dispute arising from the construction and performance of the Agreement shall be first resolved by the Parties through friendly consultation. If such a dispute fails to be resolved within 30 days after a Party gives the other Parties a written notice demanding resolution of the same through consultation, any Party may refer the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitral proceedings shall be conducted in Shanghai and in Chinese. The arbitral award shall be final and binding upon the Parties.

3)	Where any dispute arises from the construction and performance of the Agreement or is pending arbitration, the Parties shall continue to exercise other rights hereunder and perform other obligations hereunder except for the disputed matters.

8.	Severability

If any provision or provisions of the Agreement is held to be invalid, unlawful or unenforceable in any respect in accordance with any laws or regulations, the validity, lawfulness or enforceability of the remaining provisions of the Agreement shall not be affected or impaired in any respect. The Parties shall through consultation in good faith strive to replace those invalid, unlawful or unenforceable provisions with valid provisions to the maximum extent permitted by laws and expected by the Parties, which shall have economic effect as similar as possible to those invalid, unlawful or unenforceable provisions.

9.	Supplementary Provisions

1)	Any annex hereto shall be an integral part of the Agreement.

2)	Any modification or alteration of or supplement to the Agreement shall be in writing and come into effect upon the Parties’ affixation of their signatures or seals thereon.

3)	The Agreement is made in fifteen copies, with each of the Trustee, the Principals and Party C holding one copy, and all copies shall have equal effect.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to sign this Proxy Agreement with immediate effect on the date first indicated above.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to sign this Proxy Agreement with immediate effect on the date first indicated above.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to sign this Proxy Agreement with immediate effect on the date first indicated above.